Exhibit 99.1

                           Conditional Redemption of
                      Corporate Backed Trust Certificates
                             Series 2001-15 Trust
          Class A-1 Certificates (NYSE Listing CGV) CUSIP*: 21988G783
                   Class A-2 Certificates CUSIP*: 21988GAM8

NEWS RELEASE - IMMEDIATE - October 23, 2006:

      U.S. Bank Trust National Association, as Trustee, under the Standard Terms for Trust Agreements dated as of January 16, 2001, as supplemented by the Series Supplement in respect of the Trust dated as of April 30, 2001, as supplemented by the Supplement to the Series Supplement dated as of May 29, 2001, and the Second Supplement to the Series Supplement dated as of June 7, 2001 (the "Trust Agreement") in respect of the Corporate Backed Trust Certificates, Series 2001-15 Trust (the "Trust") with Lehman ABS Corporation, as depositor, received notice that the call warrant holder has exercised its right to purchase the assets of the Trust on October 26, 2006 (the "Redemption Date").

      THE EXERCISE OF THE CALL WARRANTS IS CONDITIONAL UPON RECEIPT BY THE TRUSTEE OF THE WARRANT EXERCISE CALL PRICE WITH RESPECT TO SUCH EXERCISE ON THE REDEMPTION DATE. THERE CAN BE NO ASSURANCE THAT THE CALL WARRANTS WILL IN FACT BE EXERCISED ON THE REDEMPTION DATE.

      If the Trustee receives the call price by 10:00 a.m. (New York City time) on the Redemption Date, then the certificates issued by the Trust (the "Certificates") will be redeemed in full on the Redemption Date at a price of $25 principal plus $0.505000000 accrued interest per Class A-1 Certificate and $36.516869683 interest per $1,000 stated notional amount Class A-2 Certificate (the "Call Price"). The Class A-2 Certificates are interest-only certificates and will not receive payment of principal. No interest will accrue on the Certificates after the Redemption Date. If the Trustee does not receive the Call Price, then (i) the Certificates issued by the Trust will continue to accrue interest as if no exercise notice had been given and (ii) the call warrant holder may elect to deliver a conditional notice of exercise in the future.

      This press release is being issued by U.S. Bank Trust National Association as trustee of the Trust. For more information about this conditional redemption, please contact David J. Kolibachuk of U.S. Bank Trust National Association at 212-361-2459.

*U.S. Bank shall not be held responsible for the selection or the use of the CUSIP number, nor is any representation made as to its correctness indicated in this notice. It is included solely for the convenience of the certificateholders.